Exhibit 99.1

C O M P A N Y	I N T E R V I E W

EyeGate Pharmaceuticals, Inc. (EYEG)

STEPHEN FROM has served as the President, Chief Executive Officer and Director of EyeGate Pharmaceuticals, Inc., since October 2005. Prior to joining EyeGate, he was the Chief Financial Officer at Centelion SAS, an independent biotechnology subsidiary of Sanofi-Aventis. Previously, Mr. From spent several years as an investment banker specializing in the biotechnology and medical-device sectors as Director in the Global Healthcare Corporate and Investment Banking Group and Head of European Life Sciences for Bank of America Securities. Mr. From holds a B.S. from the University of Western Ontario, an accounting diploma from Wilfrid Laurier University and has qualified as a chartered accountant in Ontario, Canada.

SECTOR — PHARMACEUTICALS

(AZC611) TWST: Could you provide a brief overview of the company and also talk about why it was now that you’ve decided to go public?

Mr. From: EyeGate Pharmaceuticals focuses on the ophthalmic area, and what we actually have is a platform technology based on iontophoresis that allows us to deliver drugs to the front or back of the eye noninvasively. We have one drug that is in the clinic. That is a corticosteroid with the first indication being for moderate to severe anterior uveitis, and that we are delivering through the platform. There will be others in the near future. Related to anterior uveitis, which is at the front of the eye, we just initiated a small pilot study using the same combination of drug and device for treating the back-of-the-eye disease called macular edema. It just got underway recently.

We actually looked to go public not too long ago. We ended up doing a small round and did an OTC listing five months ago. Within the last five months, we have accomplished some pretty important milestones. Off the back of those milestones earlier this month, we closed a bigger fundraise and uplisted to Nasdaq.

TWST: I’m assuming by hitting some of those milestones, you were in need of more capital. Can you talk about what some of those milestones were?

Mr. From: Yes. Our first indication is for the front of the eye. There are only three players that have a sales force right now in the U.S. that cover that space, and those are Alcon, Allergan and Valeant Pharmaceuticals. We were able to announce on July 10 a licensing agreement for our lead product for uveitis with Valeant Pharmaceuticals. It was a huge milestone for us to get done.

It is really difficult to get drug into the eye. There are only two modalities that have been approved by the FDA, and those are either an eye drop or an injection, and they both have problems. Even at the front of the eye, if you have a more severe condition going on, it can be difficult to treat properly with just drops. Our device tries to overcome all of that.

There are a lot of companies like EyeGate working on mousetraps to figure out better ways to accommodate delivery of drug into the eye, whether it be the front or back. The great thing for us and what is really important about this milestone is that we’re the first and only to build a mousetrap for which we have a licensing deal done with one of the major three players. That is saying something. Our platform and technology is the first and only one so far to have that.

TWST: With eye drops, the limitation is primarily that the dosing is often incorrect, and obviously, with injection, the main limitation would be that it’s just uncomfortable to have a needle go directly into the eye. Am I encapsulating these limitations correctly?

Mr. From: Yes. A drop is really inefficient. Only about 5% to 8% of the drug in a drop gets into the tissue. The surface of the eye is very good at keeping things out, and then, there is the fact that one blinks. Whatever penetrates in that time period between blinks is all that gets into the eye. The residency time is really short.

Eye drops can work for short-term issues such as allergy relief or inflammation relief from cataract surgery. Mild drops are perfect for that. When you get into the more moderate and severe conditions, drops are so inefficient that you have to take them every 30 to 60 minutes throughout the day for many days and weeks. If that is not sufficient enough, you end up augmenting that with either systemic drugs or injections in the eye.

When we’re talking about the back of the eye, which the only way a drug can be delivered to the back of the eye is with a needle, an injection is done every four weeks to six weeks for people with macular degeneration or even macular edema. The risk for infection goes up as you have more frequent injections given. Also, the risk for complications goes up. We are trying to avoid all of these issues, whether it’s the front of the eye or the back of the eye, and we believe our technology can because of the way we deliver a drug through iontophoresis. Iontophoresis is the procedure by which ions flow diffusively in a medium driven by an applied electric field.

That we have one of the more unique or better mousetraps is what has allowed us to get a deal done with one of the major three companies. We’re developing a corticosteroid as part of our first product, and Valeant Pharmaceuticals has the largest franchise right now for corticosteroids in the eye. They make the ideal partner for a

COMPANY INTERVIEW — E Y E G A T E PHARMACEUTICALS, INC.

company like ours that is developing a corticosteroid.

“Now that we are pretty well on our way
through the clinical-trial process with the first
drug, it’s time to start focusing on other drugs
to deliver with our platform. We mentioned
macular degeneration earlier, and that’s where
I really would like to take this platform.”

TWST: What is the name of that drug, and when is the earliest it might be commercialized?

Mr. From: The actual drug itself doesn’t have a brand name yet, but it is dexamethasone phosphate.

TWST: It requires FDA approval as a drug, correct?

Mr. From: Yes, it does. We go through a pathway called the 505(b)(2). It is already an approved drug, but we’re changing the route of administration. We still need to complete Phase III clinical studies. We have done all the preclinical work and so forth. But we don’t have to do the full gamut because it’s not a new class or compound entity.

TWST: Do you have to get the delivery part approved as a delivery device?

Mr. From: Yes, we do. They are used together. The studies we do work for both device and drug, but the drug is the gating item. When we file our NDA for the approval of the drug, we’ll also file for approval of the device at the same time.

TWST: When would be the earliest they might be commercialized, and can you talk a bit about the market potential?

Mr. From: We are initiating a Phase III clinical trial, which is our second pivotal study, right now. We’re looking to have that completely enrolled toward the end of 2016, and then, we hope to file our NDA soon after that. Theoretically, it could be approved toward the end of the second half of 2017.

TWST: And the market potential would be? Can you express that in whatever terms that you have decided are best?

Mr. From: We’ve described it publicly in terms of the number of incidences because it is difficult to get the actual dollar value for this indication. We’re talking about noninfectious anterior uveitis. There are less than 200,000 incidences in the U.S. per year. A lot of these patients are chronic. They have an autoimmune disease and will get an inflammatory flare up triggered in the eye. The idea is to calm that down as quickly as possible. But sometimes that flare up will happen more than once a year. Each flare up is an incident. You will have maybe more than one incident per patient. So just under 200,000 incidences per year doesn’t mean we have 200,000 subjects with this disease.

TWST: Is that considered an orphan drug?

Mr. From: Funny enough it is, but we are unable to attain that designation because the way the FDA orphan department looks at it. They start with uveitis, and you have to prove to them that you can only treat a subset. Unfortunately, our device can also treat the back of the eye, so when you include other types of uveitis like posterior to the interior and panuveitis, which we can treat all of, the number goes above 200,000.

TWST: What are some of the other indications you’re going to pursue?

Mr. From: One we’re going after right now is macular edema that entails treatment at the back of the eye.

TWST: Macular edema affects how many people?

Mr. From: We haven’t publicly disclosed that, but it’s a much larger indication than uveitis. A lot of the people who get it are diabetics who have diabetic retinopathy and then have edema associated with that. You also get patients who have what are called retinal vein occlusions that involve edema at the back of the eye. So macular edema is a much larger indication than anterior uveitis, and the only way to treat it right now is with an intravitreal injection.

TWST: Are most patients elderly?

Mr. From: No, not necessarily. Like I said, most are diabetics. Unlike age-related macular degeneration that would pertain to elderly people, macular edema is not a retinal vein occlusion, and you do not have to be elderly for that. We’re seeing that in younger and younger people.

TWST: But theoretically, this system can be used for other indications in the future in addition to the ones you are currently investigating?

Mr. From: That’s correct. Now that we are pretty well on our way through the clinical-trial process with the first drug, it’s time to start focusing on other drugs to deliver with our platform. We mentioned macular degeneration earlier, and that’s where I really would like to take this platform.

TWST: When do you think might be the earliest that that would be approved?

Mr. From: That indication would involve a different drug. It is still early-stage. You’re looking at probably four or five years before we’re going to have something for macular degeneration approved. But when we do get it approved, it’s going to be something that can be treating patients noninvasively, and that’s going to be, I think, a very novel technology for the industry because we don’t have anything like that right now.

TWST: Are you intending to both develop your own drugs for the device internally as well as license out the drug-delivery system?

Mr. From: I’m not really keen on just licensing out the drug-delivery system. With the agreement we just did with Valeant, although it was a generic, we reformulated it, and it was our formulation, meaning our drug. We control it. So we’re licensing out a combination product for commercialization reasons. They are commercializing the product for us, which makes a lot of sense when there are only three players with a sales force. The last thing you want to do is to compete against them.

TWST: I notice that you’ve just received a patent approval for your lead product candidate that is a method patent. Is that just standard to do as you pursue your regulatory approval, or is there a particular strategic reason you did that?

Mr. From: The most strategic reason for this is we’re taking something that has been around for a long time and we’re reformulating it and using it differently. We wanted to understand whether or not the USPTO would grant us or authorize us to have

COMPANY INTERVIEW — E Y E G A T E PHARMACEUTICALS, INC.

a patent for doing that. It is really important for us because it helps build a thicker fence around our patent portfolio, which has mostly been around the design of the device. Now we can also put a thicker fence around the drug that’s being delivered through the device. The patent is for formulation and method of use. This first patent approval is for a method of use, and we have another one for formulation that’s going through the USPTO right now.

“We are not a big company and don’t ever
intend to be. We do a lot of outsourcing. But
we are going to add some employees right
now, given that we’ve just raised this money
and uplisted to Nasdaq. We have a small
clinical operations team that we are going to
add to. I’m also going to get another person in
engineering, and then, I need a CFO.”

TWST: You mentioned a little about Valeant, but can you discuss a little bit more about what makes that agreement so significant, and also talk about whether you’re seeking partnerships currently and, if so, for what purposes?

Mr. From: What’s really important here is that they are going to be commercializing it and they have the largest franchise in the U.S. for selling corticosteroids in the eye. It made a lot of sense for the first product. They also are taking on responsibility for registration outside the U.S., which is really important for us as a small company that they take the product and do what is necessary as far as other development, studies, regulatory compliance or even reimbursement. They are going to be 100% responsible for all of that, including the costs. We’ve only focused on the U.S. so far. We want to make sure we stay focused on our core and find partners who really have expertise where we don’t.

TWST: Are you seeking other agreements right now? Can you talk about what it is you’d like to have done?

Mr. From: Yes. We talked a little about it before. We don’t have our own research capabilities for therapeutics, but we do have an amazing technology to deliver therapeutics. What would really be of interest to us are companies that have novel new ways or therapeutics for areas of unmet medical need, including macular degeneration, for which a device like ours would make a lot of sense for delivering the compound. We would like to partner with them or would like to have the ability to license the therapeutic for ophthalmology purposes.

TWST: Going forward, say, over the next two years, do you have all the capital you need to continue funding your trials and studies, and can you talk a little bit about the financial picture of the company?

Mr. From: It is much better today than it was a week ago. We have enough money right now to take us toward the end of next year, meaning well over 12 months, but it’s not two years worth of capital. It also depends on how successful our other programs are. If the macular edema pilot study turns out to be really successful, then at some point in the future, we will look to do a proper Phase II and Phase III, and that’s going to require additional funds, especially for the Phase III. Then, there are other projects that we have that we are working on that are earlier stage that, once we get them more developed, we will require additional funding.

TWST: What do you view as your main challenges right now, and what are you doing to address them?

Mr. From: As far as the Phase III goes, we feel that we just need to execute our current clinical trial. What we’re working on right now is something the patient can use noninvasively at home based on our platform that is delivered in the doctor’s office. Currently, the treatment only takes a few minutes. For front-of-the-eye delivery, it is three minutes. For the back of the eye, it is four minutes.

What’s really important for us, especially for macular degeneration, is actually having the same type of technology used by the patient at home. When you talk about that, it is not really so much risk but rather trying to unlock the real value of something that is important. That’s what we’re trying to do here, which is making it easier, safer and simpler for the patient to be treated for back-of-the-eye diseases. And because there isn’t a technology like ours, most people are working on implants that are longer-acting, which are really difficult to get right. They cause the additional problem of something being in the eye for a long time, and if you don’t want it there eventually, how do you remove it?

TWST: So you are going to take your current system and refine it so that it could be a home-used system for the patient. Is that my understanding?

Mr. From: Yes, it is.

TWST: Can you accomplish that transition or refinement using internal staff, or is it something where you’re also going to be looking for outside help?

Mr. From: We’ve actually already put a collaboration in place with an academic institution to help us work on our first prototype. And we’re looking to have animal data for that Q1, Q2 of next year. It’s going very quickly.

TWST: Can you mention the academics involved?

Mr. From: I’m afraid we haven’t publicly announced it yet.

TWST: Are there any operational or management changes you are looking at for the next year, and can you describe what you are intending to achieve from them?

Mr. From: We are not a big company and don’t ever intend to be. We do a lot of outsourcing. But we are going to add some employees right now, given that we’ve just raised this money and uplisted to Nasdaq. We have a small clinical operations team that we are going to add to. I’m also going to get another person in engineering, and then, I need a CFO.

TWST: What do you want a potential investor in EyeGate Pharma to know?

Mr. From: I think the most important thing to know is that we really have the method for delivering to the back to the eye noninvasively, and our platform has been validated by someone who knows the space as well as anyone else, and that is Valeant. That tells a big tale there. None of my other peers or competitors have that.

TWST: And do you think that that happened because Valeant looked at the clinical data and saw that you’d accomplished this task of noninvasively administering drugs to the eye?

Mr. From: Yes. Valeant clearly wanted to look at all the data. It did typical due diligence. There hasn’t been a launch of a

COMPANY INTERVIEW — E Y E G A T E PHARMACEUTICALS, INC.

new method for delivering drug into the eye in well over a decade. The last thing that was put out there for a new method to deliver drug is an implant. I think now there are four implants that have been approved. Those are very invasive. Now, we’ve got smaller ones that can be injected with an intravitreal needle, but that’s it. That was the last innovation that’s been actually approved by the FDA. So we’ve got something that we believe is very close to being ready for submission, for approval, and it’s something that is completely novel and unique.

TWST: Is there anything else you wanted to add before we end?

Mr. From: No. I think we’ve covered a lot of ground here.

TWST: Thank you. (KJL)

STEPHEN FROM

President, CEO & Director
EyeGate Pharmaceuticals, Inc.
271 Waverley Oaks Road

Suite 108

Waltham, MA 02452

(781) 788-8869

www.eyegatepharma.com